EXHIBIT 23.0

We consent to the incorporation by reference in First Savings Financial Group, Inc.’s Registration Statements on Form S-8 (File Nos. 333-154417, 333-166430, 333-211554 and 333-260585), and Registration Statement on Form S-4 (File No. 333-265275) of our report dated December 14, 2022 (except with respect to the restatement described in Note 1 and our opinion on internal control over financial reporting, as to which the date is February 6, 2023), to the consolidated financial statements and effectiveness of internal control over financial reporting contained in this Annual Report on Form 10-K/A for the year ended September 30, 2022.

/s/ Monroe Shine & Co., Inc.
New Albany, Indiana
February 6, 2023